EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into as of the date on which this Agreement becomes fully executed (the “Contract Date”), by and between Robert F. Hussey (“Employee” or “You”) and Augme Technologies, Inc., a Delaware corporation; Hipcricket, Inc., a Delaware corporation; and Geos Communications IP Holdings, Inc., a Delaware corporation (collectively, the “Company” or “Employer”).  Employee and the Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.  Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated as of September 17, 2012, (the “Employment Agreement”); and

WHEREAS, on March 1, 2013, Employee separated from service to the Company and the Company and Employee desire to provide for the terms of such separation as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.           You acknowledge that effective March 1, 2013 (the “Separation Date”), your employment with the Company, including any and all offices you have held with the Company or any of its subsidiaries and, without limitation, your position as Chief Executive Officer of Augme Technologies, Inc., Hipcricket, Inc., and Geos Communications IP Holdings, Inc., has terminated.

(a)           You acknowledge that on March 1, 2013 your position as a member of the Board of Directors of Augme Technologies, Inc., Hipcricket, Inc., and Geos Communications IP Holdings, Inc. ended as a result of your resignation as a director.  On or before the Contract Date, Employee will deliver to the Company an executed letter, in substantially the form attached hereto as Exhibit A, memorializing Employee’s resignation which occurred on the Separation Date. The contents of the resignation letter shall form the substance of the Company’s 8-K filing with respect to the Employee’s depature.

(b)           The Employment Agreement is hereby terminated in its entirety and is of no further force or effect, except that Sections 11, 12 and 13 of the Employment Agreement shall remain in full force and effect.  The Parties understand and agree that neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by Employee, the Company or any Company Releasee.

2.           This Agreement supersedes any and all other agreements, written or oral, which may exist between the Company and Employee concerning Employee’s separation from the Company, including without limitation any representations made to Employee by any executive officer or director of the Company.

3.           Employee Acknowledgments.

(a)           You have been advised by the Company to consult with the attorney of your choice prior to signing this Agreement.

(b)           You have been given a period of at least twenty-one (21) days within which to consider this Agreement.

(c)           You would not be entitled to receive certain of the consideration offered to You herein but for your signing this Agreement.

(d)           You may revoke this Agreement within seven (7) days after the date You sign it by providing written notice of the revocation to the Company no later than the seventh day after You sign it.  It is understood and agreed that any notice of revocation received by the Company after the expiration of this seven (7) day period shall be null and void.

4.           It is further expressly agreed by the Parties that this Agreement shall not become effective or enforceable and the consideration referred to in Section 6 below and elsewhere herein will not be paid until the seven (7) day revocation period described in Section 3(d) above has expired.  Therefore, it is expressly agreed by the Parties that the “Effective Date” of this Agreement is the first day after the date the seven (7) day revocation period has expired.

5.           Employee represents that he has consulted or has had sufficient opportunity to discuss with any person, including the attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or its representatives.

6.           Provided that Employee does not revoke this Agreement and complies with his obligations hereunder, the Company agrees as follows:

(a)           For the period commencing as of March 1, 2013 and continuing until September 17, 2013 (the “Separation Payment Period”), the Company will pay to Employee an amount equal to $29,166.67 (less statutory deductions) per calendar month, payable semi-monthly (pro-rated for partial months) in accordance with the Company’s regular payroll practices. Additionally, the Company will pay to Employee an amount equal to $4,000 (less statutory deductions), per calendar month, payable semi-monthly (pro-rated for partial months) for the period commencing as of March 1, 2013 to June 30, 2013. Further, the Company will pay to Employee an amount equal to $16,000 (less statutory deductions), on the regularly scheduled payroll following the Effective Date.

(b)           Employee has submitted to the Company a list of expenses for which he is seeking reimbursement.  The Company has reviewed and will reimburse Employee for approved expense claims of Employee in a timely fashion following the Effective Date of this Agreement. In addition, immediately following the Effective Date, the Company will pay the Employee $9,254.30, less statutory deductions, representing any amounts owed Employee for accrued but unpaid and accrued and unused paid time off. In addition, after the Effective Date, the Company will reimburse You up to a maximum of $2,000.00, for your reasonable legal fees and expenses incurred in negotiating this Agreement and related matters; provided that You submit to the Company an invoice for such services from your attorney.

(c)           As a condition of receiving payments through the Separation Payment Period, You agree that you will not, for any purpose, attempt to access or use any Company computer or computer system and will disclose to the Company all passwords necessary to enable the Company to access all information, which is password-protected on any of its computer equipment or on its computer network or system.  Except as otherwise provided herein, You will return to the Company within three days of the Effective Date all Company-owned communication devices, equipment and property and any documents, files or records of any nature, or any copy thereof that belong to the Company.

(d)           If Employee elects to for continue health care insurance under The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay Employee’s premiums for COBRA coverage through May 2013.

7.           Stock Options.

1.           Employer and Employee agree that as of the Separation Date, Employee has fully-vested 62,667 qualified options exercisable at $0.66.  This will serve as your reference that You may for up to three months from the Separation Date or until June 1, 2013 under Section 9.2 (a) of the attached Augme 2010 Incentive Stock Option Plan exercise a total of 62,667 options and cause the issuance of these amount of underlying common shares of Augme to be issued free from restrictions to You.

(a)           Incentive Stock Option Plan. To the extent that the Options are exercisable, Employee acknowledges that the Options must be exercised in accordance with the terms of the Company’s Incentive Stock Option Plan (“ISO”).

(b)           Forfeiture of Stock Options. Employee further agrees that, to the extent that Employee has been granted options to purchase common stock of the Company in addition to the foregoing Options, Employee’s rights with respect to any such additional options have not yet vested and will not vest, Employee will have no rights with respect to such additional options.

8.           Except as provided in Section 6(d) above, Employee’s health insurance and all other Company benefits will terminate according to the terms of the plans.  This provision is not, however, intended to waive Employee’s rights under COBRA.  Employee acknowledges that the Company will provide the COBRA notice, in accordance with federal guidelines, under which Employee may elect continuation of coverage.

9.           Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise other than the representations contained in this Agreement.

10.           Employee agrees as follows:

(a)           As a material inducement to the Company to enter into this Agreement and subject to the terms of this Section 10, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its parent, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, (collectively “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”) which Employee now has, owns, holds, or which Employee at any time heretofore had, owned, or held against each of the Company Releasees, including, but not limited to: (a) all Claims under the Age Discrimination in Employment Act of 1967, as amended; (b) all Claims under Title VII of the Civil Rights Act of 1964, as amended; (c) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (d) all Claims arising under the Americans With Disabilities Act of 1990, as amended; (e) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (f) all Claims related to Employee’s employment with the Company; (g) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or otherwise; (h) all Claims of wrongful discharge, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract; (i) all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay, expenses or other compensation or benefits arising out of Employee’s employment with the Company; (j) all claims arising under any federal, state or local regulation, law, code or statute; (k) all claims of discrimination arising under any state or local law or ordinance; and (l) all claims relating to any agreement, arrangement or understanding that Employee has, or may have, with the Company (including, without limitation, the Employment Agreement, but specifically excluding this Agreement, the Option Agreements, and the Employment Shares  (collectively, the “Other Agreements”)).  Notwithstanding anything to the contrary contained in this subsection (a), the Company agrees that Employee shall remain a beneficiary under any past and current Directors and Officers Insurance policies, and notwithstanding anything to the contrary contained in this Agreement, Employee is not releasing in any way any coverage under said insurance policies.

(b)           Employee covenants and promises not to sue or otherwise pursue legal action against the Company, other than for breach of this Agreement or the Other Agreements, and further covenants and promises to indemnify and defend the Company from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by him other than for breach of this Agreement or the Other Agreements.  Employee agrees that should any legal action be pursued on his behalf by any person or other entity against the Company regarding the claims released by Employee in this Agreement, Employee will not accept recovery from such action, but will assign such recovery to the Company and agrees to indemnify the Company against such claims and assessment of damages.  Employee further represents that he has filed no lawsuits against the Company.

11.           Employee agrees that he will not disparage or criticize the Company, its Board of Directors, management, products or services and will not otherwise do or say anything that could interfere in any way with the Company's business interests, its reputation or any of its customer or other business relationships.  The Company's Board of Directors and its corporate officers, speaking on behalf of the Company, shall not disparage Employee.

12.           Employee agrees that for twelve months after the Separation Date, he will not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever, whether as a sole proprietor, partner, associate, shareholder, officer, director, consultant, trustee, lessor, creditor, or otherwise, in any business trade or occupation in competition with business of the Company.  Employee agrees that damages for breach of this covenant will be difficult to determine and therefore consents that this provision may be enforced by temporary or permanent injunction, without the necessity of a bond.  Such injunctive relief shall in addition to and not in place of any remedies at law.  Employee agrees that the provisions of this paragraph are reasonable.  However, should any court ever find that any provision within this paragraph is unreasonable, either in period of time, geographical area, or otherwise, then and in that event Employee agrees that this paragraph shall be interpreted and enforced to the maximum extent which the court deems reasonable.  Notwithstanding the foregoing, nothing contained herein shall prohibit Employee from continuing to serve (i) on the Board of Advisors of Amphion Innovations, plc and Agentum Capital Partners and (ii) as Director of Axcess International, Inc., Digital Lightware, CPX Interactive, LLC, Moonit.com, and H.C. Wainwright Holding Company.

13.           If Employee or the Company determines that the other has breached this Agreement, the non-breaching Party will notify the Party in breach of that fact in writing and the Party in breach will be afforded ten (10) days to cure the breach.

14.           No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties.  No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  This Agreement may not be changed except by writing signed by both Parties.

15.           This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, trustees, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, trustees, successors, and assigns.

16.           For the same aforesaid consideration, it is further expressly agreed and understood that the Parties will promptly execute any and all documents that are reasonably necessary and appropriate to effectuate the terms of this Agreement.

17.           For the same aforesaid consideration, it is expressly agreed and understood that the contents of this Agreement, including its terms, any monetary consideration paid therein, and the parties thereto, shall not be disclosed, released or communicated to any person (except their attorneys, spouses, and tax consultants), including natural persons, corporations, partnerships, limited partnerships, joint ventures, sole proprietorships or other business entities, except for the purpose of enforcing this Agreement or any provision therein or pursuant to a lawful subpoena or except as otherwise required by applicable law (including, without limitation, Federal securities laws).  Each Party agrees to give reasonable notice to the other in the event disclosure of this Agreement is sought by subpoena or otherwise.

18.           This Agreement is entered into and shall be interpreted, enforced and governed by the law of the State of New York.  In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees.  The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

19.           All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as is specified by like change of address):

If to the Company: If to Employee:	Ivan Braiker, CEO Augme Technologies, Inc. 350 7th Avenue, 2nd Floor New York, NY 10001 Robert F. Hussey

20.           The Parties agree that the Agreement may be executed in multiple originals.

EXECUTED by the Parties on the dates set forth below.

/s/ Robert F. Hussey
Robert F. Hussey
Date:  April 5, 2013

AUGME TECHNOLOGIES, INC.

By: /s/ Ivan Braiker
Printed:  Ivan Braiker
Title:  Chief Executive Officer
Date:  April 5, 2013

HIPCRICKET, INC.

By: /s/ Ivan Braiker
Printed:  Ivan Braiker
Title:  Chief Executive Officer
Date:  April 5, 2013

EXHIBIT A

Form of Resignation Letter
[See attached document]

Robert F. Hussey Chief Executive Officer robert.hussey@augme.com Office: 646.376.7794 Mobile: 516.313.7205

April 5, 2013

The Board of Directors
Augme Technologies, Inc.
Hipcricket, Inc.
Geos Communications IP Holdings, Inc.
350 7th Avenue, 2nd Floor
New York, NY 10001

Ladies and Gentlemen:

This letter confirms that, effective March 1, 2013, I resigned my position as Chief Executive Officer, Corporate Secretary and Director of Augme Technologies, Inc., a Delaware corporation, Hipcricket, Inc., a Delaware corporation, and Geos Communications IP Holdings, Inc. a Delaware corporation (the “Company”)

I confirm that my resignation from the Company as Chief Executive Officer, Corporate Secretary and Director, was not predicated on any disagreements or objections as to any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Robert F. Hussey
Robert F. Hussey